ACQUISITION AGREEMENT

     This ACQUISITION AGREEMENT (this "Agreement") is made and entered into this 21st day of October, 1996, between Valco Inc., a Colorado corporation ("Seller") Valco Properties, Ltd., a Colorado limited partnership ("Subsidiary"), and Continental Materials Corporation, a Delaware corporation ("Purchaser").

Recitals

          Seller is presently engaged in the business (the "Business") of mining, producing, selling and distributing sand, gravel, ready-mix concrete and other aggregate materials and products in and around Pueblo, Colorado. Subsidiary is wholly-owned by Seller and is the owner of certain personal property used by Seller in the business. Seller also is presently engaged in similar activities outside of the area in and around Pueblo, Colorado; the assets used for such other activities, including assets used by Seller for its overall business (including the Business), are not subject to this Agreement.

     .    Seller desires to Transfer (as defined in Section 1.1)
or lease to Purchaser, and Purchaser desires to purchase or lease from Seller: (i) all of the rights, properties and assets owned or held by Seller or used by Seller in connection with the conduct of the Business, other than the Excluded Assets (as defined in Section 1.3), and (ii) all of the partnership interests in Subsidiary, on the terms and subject to the conditions set forth in this Agreement.

     .    Seller desires to delegate to Purchaser, and Purchaser
is willing to assume from Seller, the Assumed Liabilities (as defined in Section 3.1), on the terms and subject to the conditions set forth in this Agreement.

Agreement

 . The Acquisition

     . Purchase and Sale of Assets. Subject to Section 1.3 regarding the Excluded Assets and except for properties to be leased pursuant to Section 1.2, Seller sells, transfers, grants, conveys, assigns and delivers ("Transfers") to Purchaser, and Purchaser purchases and accepts from Seller, the rights, properties and assets owned by Seller and used by Seller primarily in connection with the conduct of the Business, including the rights, properties and assets described in this
Section 1.1 (collectively the "Assets") free and clear of any Liens (as defined in Section 4.1(g)(i) except Permitted Liens (as defined in Section 4.1(g)(iii)):

          () Real Property. The plants and plant sites listed or described on Exhibit 1.1(a) (collectively, the "Plants To Be Sold" and the "Plant Sites" respectively), will be conveyed to Purchaser by special warranty deeds, which special warranty deeds shall convey the Plants to Be Sold and the Plant Sites, together with certain other land to be reconveyed by Purchaser to Seller upon completion of the Resubdivisions (as defined in Section 5.2 of this Agreement) by Purchaser, and will contain a "possibility of reverter" clause providing that title will revert to Seller under the circumstances described in Section 5.2(g) of this Agreement.

          (b) Personal Property. All of the partnership interests of Subsidiary, which is the owner of the fixtures, furnishings, furniture, equipment, motor vehicles, tools, supplies, spare parts, computers, printers and copies of all files, books and records reasonably necessary for the continued conduct of the Business by Purchaser, and all other tangible personal property owned and used by Seller primarily in connection with the conduct of the Business, including those items listed or described on Exhibit 1.1(b) (collectively, the "Owned Tangible Property");

          (c) Inventory All raw materials, work-in progress of Seller relating to the Business and finished goods inventories relating to the Business, including those items to be described on Exhibit 1.1(c) (collectively, the "Inventory") (which Exhibit shall include quantity and cost information for the Inventory);

          (d) Contract Rights. As they relate to the Business, all rights and incidents of interest of Seller in, to or under all leases, licenses, agreements, purchase orders, and contracts (including product warranty claims, rebates and indemnity or other rights of action against any person arising out of acts, omissions or occurrences before the Closing) (collectively, the "Contracts"), all of which Contracts are listed or described on
Exhibit 1.1(d);

          (e) Governmental Licenses, Permits and Approvals. To the extent Transferable, all rights and incidents of interest of Seller in, to or under all licenses, permits and authorizations (collectively, the "Licenses") issued or requested to be issued by any United States, state, local or other governmental entity or municipality or any subdivision thereof or any authority, department, commission, board, bureau, agency, court, arbitration panel or instrumentality (collectively, "Governmental Entities") used in connection with the conduct of the Business, including the licenses, permits and authorizations listed or described on
Exhibit 1.1(e);

          (f) Accounts Receivable. All accounts receivable arising from the conduct of the Business, including the accounts receivable to be listed on Exhibit 1.1(f) (the "Accounts
Receivable") (which Exhibit shall include an aging of the Accounts Receivable); and

          (g) Water Rights. All water rights (including related stock) held in connection with the Real Property (as defined in
Section 4.1(h)(i)), including those water rights set forth on
Exhibit 1.1(g), which will be conveyed on a fee-simple conditional basis, providing that title to such water rights will revert to Seller under the circumstances described in Section 5.2(g).

          (h) Personal Property Leases. The personal property leases identified on the attached Exhibit 1.1(h) relating to motor vehicles used in connection with the Business.

     1.2 Lease. At the Closing, Seller, as lessor, will lease to Purchaser, as lessee, and Purchaser will lease from Seller, the real property described on Exhibit 1.2A (the "Mining
Properties") pursuant to a lease in the form of Exhibit 1.2B (the
"Lease").

     1.3 Excluded Assets. Notwithstanding anything contained in this Agreement to the contrary, the following rights, properties and assets (collectively, the "Excluded Assets") will not be included in the Assets:

               (a)  Cash.  Cash;

               (b) Property To Be Leased. The fee simple title to the Mining Properties;

               (c) Software. Any and all computer software owned by the Business; and

               (d) Other Specified Assets. Any right, property or asset, including any asset leased by Seller pursuant to a Contract, which is listed or described on Exhibit 1.3(d).

II.  Purchase Price

     2.1 Unadjusted Purchase Price. In addition to assuming the Assumed Liabilities (as defined in Section 3.1), Purchaser will pay for the Assets and the noncompetition covenants described in
Section 6.1(a)(viii) (the "Noncompetition Covenants") a purchase price in the amount of (i) $5,000,000, plus (if such number is a positive number) and minus (if such number is a negative number)
(ii) the difference between (A) the sum of the book value of the Accounts Receivable and Inventory as of the Closing Date (as defined in Section 6.1(a)), and (B) $720,000, subject to adjustment as provided in Section 2.2 and as further provided in
Exhibit 2.1, as adjusted, the "Purchase Price"). For purposes of this Section 2.1, Inventory will include only those items normally carried as inventory by Seller under its normal, consistently applied accounting practices.

     2.2 Ad Valorem Tax Adjustment. All ad valorem, property and real estate Taxes (as defined in Section 4.1(n)(iii)) imposed by any taxing authority upon the Plants To Be Sold and the Plant Sites (as defined in Section 1.1(a)) or any of the other Total Assets (as defined in Section 3.2) will be prorated between Seller and Purchaser as of the Closing Date based on the most current available tax bills (such prorations to be adjusted when final tax bills are issued by the applicable taxing authority). All such Taxes attributable to the period up to the Closing Date, which remain unpaid as of the Closing Date, shall be deducted from the Purchase Price. An amount equal to the aggregate amount of such Taxes, if any, which are attributable to the period following the Closing Date and which have been paid by the Seller prior to the Closing Date shall be added to the Purchase Price. All adjustments to the Purchase Price will be calculated as of close of business on October 20, 1996. After the Closing, Seller shall continue to be responsible for and pay all ad valorem, property and real estate Taxes imposed by any taxing authority upon the Mining Properties, provided that Purchaser shall pay any mineral production tax attributable to Purchaser's operations and any ad valorem, property and real estate Taxes assessed against the personal property, improvements or fixtures placed on the Mining Properties by Purchaser during the term of the Lease.

     2.3  Allocation of Purchase Price.

          (a) Allocation To Assets Based Upon Relative Fair Market Values. The aggregate Purchase Price (which shall include, for purposes of this Section 2.3, any liabilities assumed by the Purchaser in connection with the transactions contemplated by this Agreement) shall be allocated among the Assets and the Noncompetition Agreement (as defined in Section 6.1(b)(viii)) in accordance with their respective fair market values and otherwise in accordance with the provisions of Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code"). For those purposes, the parties agree to value the Noncompetition Agreement at $500,000 and to allocate the Purchase Price thereto in accordance with the provisions of this paragraph. The allocation contemplated hereby shall be based upon the fair market value allocations agreed upon by the parties and set forth on Exhibit 2.3. Within 90 days after the Closing Date, the Purchaser shall prepare and provide to the Seller copies of Internal Revenue Service Form 8594 (together with all exhibits and attachments thereto) (the "Asset Acquisition Statement") which shall set forth an allocation consistent with the values set forth on Exhibit 2.3. The Asset Acquisition Statement shall be deemed accurate in the absence of manifest error. If, after the Closing, events occur which, and based upon applicable provisions of Section 1064 of the Code, require adjustments to the Asset Acquisition Statement, the Purchaser shall prepare and submit to the Seller as quickly as practicable thereafter, an adjusted Asset Acquisition Statement (each an "Adjusted Statement") which sets forth the applicable adjustments consistent with the applicable events. The Purchaser and the Seller expressly covenant and agree that they shall file all tax returns and reports, including, without limitation, all U.S. federal income tax returns, based upon and consistent with the allocations set forth in the Asset Acquisition Statement and any Adjusted Statement.

          (b)  Section 754 Election.  Seller expressly
acknowledges and agrees that it has caused Subsidiary to make an election under Code Section 754 to adjust the basis of Subsidiary's assets in accordance with the provisions of Code Sections 743(b). All such adjustments shall be made in accordance with the provisions of Code Section 755 and the applicable Treasury Regulations thereunder. The allocation contemplated hereby shall be based upon the fair market values agreed upon by the parties and set forth on Exhibit 2.3. Within 90 days following the Closing Date, the Purchaser shall prepare and provide to the Seller copies of a schedule setting forth in reasonable detail the allocations described hereunder (the "Partnership Allocation Schedule") which allocations shall be based upon values set forth on Exhibit 2.3. The Purchaser and the Seller expressly covenant and agree that they shall file all tax returns and reports, including, without limitation, all U.S. federal income tax returns, based upon and consistent with the allocations set forth in the Partnership Allocation Schedule.

III.  Assumption of Liabilities

     3.1 Assumed Liabilities. On the terms and subject to the conditions of this Agreement, as of the Closing, Purchaser will assume and thereafter in due course pay, perform and discharge the following, and only the following, liabilities and obligations of Seller (the "Assumed Liabilities"):

          Liabilities under Assumed Contracts. All liabilities and obligations of Seller arising under the terms of the Contracts that are included in the Assets and listed or specifically described on Exhibit 4.1(l)(i) or that, in accordance with Section 4.1(m), are not required to be listed or described on Exhibit 4.1(l)(i) (collectively, the "Assumed Contracts"), but only to the extent such liabilities and obligations arise, accrue or first become due after the Closing Date under the terms of such Contracts; provided, however, that Purchaser will not assume or be responsible for any such liabilities or obligations which arise under or in relation to any insurance policy or contract, any Employee Plan (as defined in Section 4.1(m)(i)) or from any Contract which is not an Assumed Contract or from any breach or default by Seller arising prior to the Closing Date under any Contract, all of which liabilities and obligations will constitute Retained Liabilities (as defined in Section 3.2). Notwithstanding anything to the contrary contained in this Agreement or any document delivered in connection with it, Purchaser's obligations with respect to the Assumed Liabilities will not extend beyond the extent to which Seller was obligated with respect to them and will be subject to Purchaser's right to contest in good faith the nature and extent of any liability or obligation.

     3.2  Retained Liabilities.  Except as provided in Section
3.1 and except as provided in the Lease, Seller will retain, and Purchaser will not assume, or be responsible or liable with respect to, any liabilities or obligations of Seller or its Affiliates (as defined in Section 8.14) or their respective predecessors-in-interest, whether or not arising out of or relating to the conduct of the Business or associated with or arising from any of the Assets or the Mining Properties (collectively, the "Total Assets") or any other rights, properties or assets used in or associated with the Business at any time, and whether fixed or contingent or known or unknown including, by way of example and without limitation, liabilities arising from the items on Exhibit 4.1(o), 4.1(e), 4.1(h)(vi), 4.1(k)(i), 4.1(k)(ii) and 4.1(p) (collectively "Retained Liabilities").

IV.  Representations and Warranties

     4.1 Representations and Warranties of Seller. Seller represents and warrants to Purchaser as of the date hereof as follows:

          (a) Corporate Matters. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado and has the requisite corporate power and authority to own, lease or otherwise hold the Total Assets and to conduct the Business as presently conducted by it. Seller is duly qualified to conduct business as a foreign corporation in each other jurisdiction in which its ownership or lease of property or conduct of the Business requires such qualification under applicable law. Seller owns the Total Assets except the Owned Tangible Property and conducts the Business directly, and not through any other corporation, partnership or other entity. Subsidiary owns the Owned Tangible Property. Subsidiary conducts no business and has no liabilities.

          (b) Authorization and Effect of Agreement. Seller and Subsidiary have the requisite corporate or partnership (as applicable) power to execute and deliver this Agreement and to perform the transactions contemplated by this Agreement to be performed by Seller and Subsidiary. The execution and delivery by Seller and Subsidiary of this Agreement and the performance by Seller and Subsidiary of the transactions contemplated by this Agreement to be performed by Seller and Subsidiary have been duly authorized by all necessary action on the part of Seller and Subsidiary, Seller's and Subsidiary's board of directors, stockholders and partners, as applicable, and, if applicable, holders of Seller's indebtedness. This Agreement has been duly executed and delivered by Seller and Subsidiary and, assuming the due execution and delivery of this Agreement by Purchaser, constitutes a valid and binding obligation of Seller and Subsidiary enforceable in accordance with its terms.

          (c)  No Restrictions Against Sale of the Assets.
Except as listed or described on Exhibit 4.1(c), the execution and delivery of this Agreement by Seller and Subsidiary does not, and the performance by Seller and Subsidiary of the transactions contemplated by this Agreement to be performed by them will not, conflict with, or result in any violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, (i) the articles of incorporation or bylaws of Seller or the partnership agreement of Subsidiary, (ii) any law, statute, rule, regulation, zoning or other ordinance, order, code, arbitration award, judgment, decree, permit or other legal requirement of any Governmental Entity (each a "Law") and collectively, "Laws") to which Seller, Subsidiary or any of the Total Assets is subject, (iii) any of the Contracts or any document or instrument to which Seller or Subsidiary or any of the Total Assets is subject, or (iv) any of the Licenses. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to Seller or Subsidiary under any applicable Law in connection with the execution and delivery of this Agreement by Seller or Subsidiary or the performance by Seller or Subsidiary of the transactions contemplated by this Agreement to be performed by Seller and Subsidiary, as applicable.

          (d) Financial Statements. Attached as Exhibit 4.1(d) are the statements of divisional operating profit and loss for the Pueblo Division of Seller for the three years ended December 31, 1995, and for the nine month period ended September 30, 1996. Such statements are kept by Seller for its own internal purposes, consistently with the internal accounting practices of Seller, are used by Seller for evaluating the operating costs of the Pueblo Division and fairly present the divisional operating profit and loss of the Pueblo Division consistent with the accounting practices of Seller.

          (e)  Compliance with Laws.  Except as described on
Exhibit 4.1(e), Seller is in compliance with all Laws in all material respects. No fact, circumstance, condition or situation exists which, after notice or lapse of time or both, would constitute material noncompliance by Seller or give rise to any material future liability of Seller with respect to any Law heretofore or currently in effect. Except as set forth on
Exhibit 4.1(e), Seller is not required to obtain any licenses or permits, or file any notices, applications or reports under regulations related to any matters referred to in this Section 4.1(e) that have not been properly obtained or filed. Except as set forth on Exhibit 4.1(e), Seller has not received notice of any violation of any Law, or any potential liability under any Law, relating to the operation of the Business or to any of the Total Assets, nor, to the best of Seller's knowledge, does there exist any such violation or potential liability. To the best of Seller's knowledge, there does not exist any present requirement of any applicable Law which is due to be imposed on Seller with respect to the Business that is reasonably likely to increase in any material respect the cost of complying with such Law.

          (f)  Accounts Receivable.  Except as set forth on
Exhibit 4.1(f), all of the Accounts Receivable are ordinary trade receivables that have arisen from bona fide transactions in the ordinary course, and no payor of any Account Receivable has provided notice to Seller concerning any claim of a defense to payment of such Account Receivable. All of the collectible Accounts Receivable as of the date of this Agreement are disclosed on Exhibit 1.1(f), which Exhibit also sets forth an accurate aging of such Accounts Receivable. Seller and Purchaser have jointly prepared the notice to customers (with procedures to remit amounts to Purchaser), the form of which is included in
Exhibit 4.1(f). Upon Seller's receipt of any full or partial payments of any of the Accounts Receivable, Seller shall remit such funds to Purchaser. Seller and Purchaser shall develop such other procedures relating to the Accounts Receivable consistent with normal business practices.

          (g)  Tangible Personal Property; Assets.

            (i) The Owned Tangible Personal Property constitutes in all material respects, all of the tangible property, other than the Excluded Assets, used by Seller in connection with the conduct of the Business. Subsidiary has good, marketable and exclusive title to the Owned Tangible Personal Property, and the Owned Tangible Personal Property is free and clear of all liens, mortgages, claims, charges, security interests, options, preemptive purchase rights or other encumbrances of any kind or nature whatsoever (collectively, "Liens"). Seller (and Thomas
  E. Brubaker, as to a one percent (1%) limited partnership interest) owns or controls all of the partnership interests of Subsidiary free and clear of any and all Liens and has the valid and enforceable power and unqualified right to Transfer or cause to be transferred such partnership interests to Purchaser

            (ii) Exhibit 1.1(c) contains an accurate list of the Inventory. Except as described in Exhibit 1.1(c), all of the Inventory is, to the best of Seller's knowledge, usable or saleable in the ordinary course for its intended purpose.

            (iii) The delivery to Purchaser at the Closing of the instruments of Transfer contemplated by this Agreement will vest in Purchaser good, marketable and exclusive title to all the partnership interests of Subsidiary and the other Assets, free and clear of all Liens, except for (A) Liens for current property Taxes or governmental charges or levies which are not yet due and payable and (B) Liens listed or described on
  Exhibit 4.1(g)(iii) (Liens described in the foregoing clauses
  (A) and (B) being collectively referred to as "Permitted
  Liens").

          (h)  Real Property

            (i)  The Plants To Be Sold, the Plant Sites and the
  Mining Properties (collectively, the "Real Property") constitute all of the real property used by Seller primarily or exclusively in connection with the conduct of the Business.

            (ii) Seller owns a good, marketable and valid fee simple interest in the Real Property subject only to the Permitted Exceptions (as defined in Section 6.1(a)(ii)(A)).

            (iii) Except to the extent set forth on Exhibit 4.1(h)(iii), Seller has not leased or sublet, as lessor or sublessor, and no third party is in possession of,or has the right to use or occupy, any portion of the Real Property. The items set forth in Exhibit 4.1(h)(iii) have not interfered with the operations of the Business.

            (iv)  To the best of Seller's knowledge, the
  buildings, structures, improvements, fixtures and facilities included in the Real Property and all components thereof, including the roofs and structural elements thereof and the heating, ventilation, air conditioning, plumbing, electrical, mechanical, sewer, water, waste water, storm water, paving and parking equipment, systems and facilities included therein, are adequate and sufficient for the uses to which they are put in the conduct of the Business, but Seller makes no other warranty or representation regarding such matters, the agreement being that except as expressly provided herein, Purchaser will accept such matters "as is" without warranty express or implied.

            (v) To the best of Seller's knowledge, Seller has provided to Purchaser all material information of which Seller has possession (or which is possessed on behalf of Seller) concerning the sand and gravel reserves of the Mining
  Properties (the "Reserves").

            (vi) Except as set forth in Exhibit 4.1(h)(vi), there are no pending or, to Seller's knowledge, threatened condemnation proceedings, lawsuits or administrative actions relating to any parcel of Real Property (including without limitation zoning or other land use proceedings or actions) or other matters materially and adversely affecting the current use, occupancy or value thereof;

            (vii) The buildings and improvements located on each parcel of Real Property are located within the boundary lines of such parcel of Real Property;

            (viii) All facilities and improvements serving or located on the Real Property have, to Seller's knowledge, received all material approvals of Governmental Entities (including all material Licenses) required in connection with the ownership or operation thereof and have been operated and maintained in substantial accordance with all applicable Laws including, without limitation, all applicable building codes, zoning, subdivision and land use Laws;

            (ix) There are no outstanding options or rights of first refusal to purchase any parcel of Real Property, or any portion thereof or interest therein;

            (x) Except as described in Exhibit 4.1(h)(x), there are no parties (other than Seller) in possession of any parcel of Real Property;

            (xi) Seller has delivered or made available to Purchaser copies of any inspection, soil, engineering, environmental or architectural notices, studies, reports or plans in Seller's possession or control which relate to the physical condition or operation of the Real Property or recommended improvements with respect thereto; and

            (xii) None of the Permitted Liens on the Real Property will individually or in combination with any other or others prevent or materially and adversely affect the ability of Purchaser or any successor, assignee or transferee of Purchaser to use and operate the affected parcel of Real Property (including, without limitation, the extraction, whether through surface, subsurface, or open-pit mining of the Reserves located thereon) in the manner and scope in which such parcel of Real Property is now being used and operated or for the extraction, whether through surface, subsurface or open pit mining of the Reserves located therein.

       (i) Intellectual Property. There is no unresolved claim or demand asserting a conflict with, and Seller is not infringing on, the rights of others in connection with Seller's use of any patents, copyrights, trademarks, trade names, service marks, trade secrets, know-how and other proprietary rights, whether registered or unregistered, including applications for any of the foregoing (collectively, the "Intellectual Property Rights"). To the best of Seller's knowledge, no person or entity is infringing on or improperly using the Intellectual Property Rights of Seller.

          (j)  Licenses and Permits.

            (i) Exhibit 1.1(e) contains a true and complete list and brief description of all of the Licenses required to permit, in accordance with the rules and regulations of any Governmental Entity, the continued conduct of the Business as now conducted (or proposed to be conducted under existing agreements), and Seller is the authorized legal holder of the Licenses. Each of the Licenses is valid and in full force and effect, and Seller is in compliance with all the provisions of the Licenses in all material respects. To the best of Seller's knowledge, no Governmental Entity has instituted any proceedings for the cancellation, non-renewal or modification of any of the Licenses; and Seller has no knowledge of any reason why any of such Licenses will, upon their scheduled expiration or as a result of the Closing, not be renewable or reissuable in the ordinary course or will be issuable or reissuable only with the imposition of a material condition.

            (ii) Except as set forth in Exhibit 4.1(j)(ii), Seller has no knowledge of any reason why any of the Licenses is not assignable or will not become available to Purchaser upon the Closing on the same terms and conditions set forth in the existing Licenses (whether by assignment, cancellation and reissuance, or renewal), or why any of such Licenses that are assignable will not be Transferred to Purchaser by Seller's delivery to Purchaser at the Closing of the instruments of Transfer contemplated by this Agreement, and to the extent they are assignable, will not remain effective as of the consummation of the transactions contemplated by this Agreement.

          (k)  Litigation; Decrees; Warranty Claims.

            (i) Except as listed or described on Exhibit 4.1(k)(i), there are no pending or, to the best of Seller's knowledge, threatened lawsuits, claims, administrative or other proceedings or investigations against Seller arising out of or relating to this Agreement or the transactions contemplated by this Agreement or the conduct of the Business, or otherwise pertaining to or affecting the Total Assets, and, to the best of Seller's knowledge, there do not exist any facts or circumstances that could reasonably be expected to give rise to any such lawsuits, claims, proceedings or investigations. Seller is not in default under any judgment, order or decree of any Government Entity applicable to it or to the conduct of the Business or the ownership or use of the Total Assets.

            (ii) All claims, whether in contract or tort, for defective or allegedly defective products or workmanship pending or threatened against Seller and any facts and circumstances relating to any such claim, are listed or described on Exhibit 4.1(k)(ii).

       (l)  Contract Rights.

            (i) Exhibit 4.1(l)(i) contains a true and complete list of all of the Contracts relating to the Business to which Seller is a party or by which Seller is bound or to which any of the Total Assets are subject, other than (A) any of the Contracts entered into with unaffiliated third parties in the ordinary course which are not material to the conduct of the Business, which are terminable without payment of premium or penalty at will or upon not more than 30 days' notice, which impose monetary obligations not in excess of $5,000 and which impose no material non-monetary obligations and (B) Employee Plans (as defined in Section 4.1(m)(i) on Exhibit 4.1(m)(i)). Except as set forth on Exhibit 4.1.(l)(i), none of the Contracts listed or described on Exhibit 4.1(l)(i) has been amended. Seller heretofore has provided Purchaser with true, complete and correct copies of each of the Contracts listed or described on Exhibit 4.1(l)(i) that are written and, to the best of Seller's knowledge, true, complete and correct written summaries of the Contracts listed or described on Exhibit 4.1(l)(i) that are oral.

            (ii) Except as set forth on Exhibit 4.1(l)(ii), (A) Seller has performed all obligations required to be performed by it to date under the Contracts, (B) neither Seller nor, to the best of Seller's knowledge, any other party to any Contract has improperly terminated or is in breach or default under such Contract, (C) to the best of Seller's knowledge there exists no condition or event which , after the giving of notice or lapse of time or both, would constitute any such breach, termination or default, (D) each of the Contracts is in full force and effect and is a legal, binding and enforceable obligation of Seller and, to the best of Seller's knowledge, each of the other parties to the Contracts, (E) none of the Contracts is presently being renegotiated, either in whole or in part and
  (F) each of the Contracts, if performed by Purchaser, would not result in a loss to Purchaser, based on Seller's actual production costs for the twelve months ended on the date of this Agreement and based on the quoted price set forth in, or applicable to, the Contract.

          (m)  Employee Plans; Labor Relations.

            (i) For purposes of this Agreement, the term "Employee Plan" means each employee benefit plan as defined in
  Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and any deferred compensation plans, stock appreciation rights, phantom stock plans, stock option plans and any excess benefit plans, other than a multiemployer plan within the meaning of Section 3(37) of ERISA ("Multiemployer Plan"), sponsored or maintained by Seller, or to which Seller contributes or is obligated to contribute, and under which any person presently employed by Seller (an "Employee") or formerly so employed by Seller or any of its predecessors-in-interest (a "Former Employee") participates or has accrued any rights, or under which Seller is liable in respect of an Employee or a Former Employee. The terms "Employee" and "Former Employee" include, where an Employee Plan provides benefits for beneficiaries or dependents, the beneficiaries and dependents of an Employee or a Former Employee. Exhibit 4.1(m)(i) lists or describes all Employee Plans other than Employee Plans existing or arising as a matter of Law rather than by any of the Contracts. Seller is not legally obligated to contribute to any Multiemployer Plan and does not have any withdrawal liability whatsoever whether or not yet assessed. Those Employee Plans that are employee pension benefit plans (within the meaning of Section 3(2) of ERISA) are intended to be qualified under Section 401(a) of the Internal Revenue Code of 1986 ("Code"), have received a favorable determination letter from the Internal Revenue Service and remain qualified under the Code. Seller has not maintained any Employee Plan in a manner that will result in the imposition of a lien or encumbrance on any of the Total Assets or in a liability of Purchaser with respect to such maintenance during periods prior to the Closing Date, and Seller does not have any direct or indirect liability whatsoever under Title IV of ERISA (including being subject to any statutory lien) regardless of whether as a "substantial employer" or a "contribution sponsor" (as defined, respectively, in Sections 4001(a)(2) and 4001 (a)(13) of ERISA.

            (ii) Except as set forth on Exhibit 4.1(m)(ii), (A) Seller is not party to or subject to any collective bargaining agreements with respect to any Employee, (B) there is no information or document showing any obligation to employ any Employee after the Closing Date, or to pay any wages, benefits or other compensation to any Employee, (C) there are no controversies, disputes, complaints, charges, actions, suits, or proceedings pending, or to the best of Seller's knowledge, threatened, between Seller and any Employee (singly or collectively) or labor union(s), (D) there have been no judgments or other findings in the past three years relating to any controversies, disputes, complaints, charges, actions, suits, or proceedings between Seller and any Employee (singly or collectively) or labor union(s), (E) no labor union or other collective bargaining unit represents or claims to represent any Employee, (F) to the best of Seller's knowledge, there is no union campaign being conducted to solicit cards from Employees to authorize a union to request a National Labor Relations Board certification election with respect to any Employee, (G) there have been no strikes or work stoppages of Seller involving or affecting the Pueblo operations in the past ten years (H) Seller has no affirmative action plans; and (I) Seller has never had a "mass layoff" or "plant closing" as defined by the Worker Adjustment and Retraining Notification Act.

          (n)  Taxes.

            (i) Seller has paid all Taxes owed by it when due, except for circumstances in which Seller is contesting the payment of a Tax in good faith under circumstances in which title to or use of the Total Assets by Purchaser will not be adversely affected (such as by the posting of a bond by Seller), and except for Taxes as to which Seller's failure to pay will not result in the imposition of a lien or encumbrance on any of the Total Assets or in any obligation of Purchaser to pay such Taxes, any such exceptions being described on Exhibit 4.1(n). Seller has timely filed all Tax returns and reports.

            (ii) Seller is a United States person within the meaning of Section 7701(a)(9) and (a)(1) of the Code. Seller has not entered into any agreement, whether or not written, for the payment of Tax liabilities or entitlement to refunds and related matters with any other party.

            (iii) For purposes of this Agreement, the term "Taxes" means all federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, customs, duties, real estate or other taxes, fees, assessments, or charges of any kind whatever, together with any interest and any penalties, additions to tax, or additional amounts with respect thereto, and the term "Tax" means any one of the foregoing Taxes.

          (o)  Environmental Matters.

            (i) Except to the extent specified on Exhibit 4.1(o), (A) neither the Seller nor, to the best of Seller's knowledge, any other person or entity has engaged in or permitted any operations or activities upon, or any use or occupancy of, all or any portion of the Real Property, resulting in the emission, release, discharge, dumping or disposal of any Hazardous Materials (as defined below) on or under the Real Property, (B) to the best of Seller's knowledge, no Hazardous Materials have migrated from the Real Property onto or beneath other properties, and (C) to the best of Seller's knowledge, no Hazardous Materials have migrated from other properties onto or beneath the Real Property.

            (ii) Except to the extent specified on Exhibit 4.1(o), (A) there is not, nor has there ever been, constructed, placed, deposited, stored, disposed of or located on the Real Property any asbestos in any form by or on behalf of Seller, or, to the best of Seller's knowledge, any other person or entity, (B) no underground treatment or storage tanks or gas or oil wells, are or have been located on the Real Property, (C) there are no polychlorinated biphenyls (PCBs) or transformers, capacitors or other equipment which contain dielectric fluid containing PCBs at levels in excess of fifty parts per million (50 ppm) constructed, placed, deposited, disposed of or located on the Real Property, (D) the uses of and activities of Seller on the Real Property have at all times complied in all material respects with all Environmental Requirements (as defined below), (E) Seller has obtained all permits necessary under applicable Environmental Requirements to conduct the Business at the Real Property, (F) neither the Seller nor, to the best of Seller's knowledge, any other person or entity has received any notice or other communication from a Governmental Entity concerning any alleged violation of Environmental Requirements, whether or not corrected to the satisfaction of the appropriate authority, or any notice or other communication concerning alleged liability for Environmental Damages (as defined below) in connection with the Real Property, and (G) there exits no judgment, decree, order, writ or injunction outstanding, or litigation, action, suit, claim (including citation or directive) or proceeding pending or, to the best of Seller's knowledge, threatened, relating to the alleged violation of Environmental Requirements, or from the suspected presence of Hazardous Materials thereon or potential migration thereto.

            (iii) For purposes of this Agreement, the term "Hazardous Materials" means any substance (A) the presence of which requires remediation under any Environmental Requirements, and (B) which is identified as a hazardous waste or hazardous substance under any applicable Law. "Hazardous Materials" do not include household or ordinary commercial products purchased by Seller ancillary to its business and utilized for their intended use in ordinary quantities, including without limitation janitorial and cleaning supplies, paints, insecticides, and pesticides.

            (iv) For purposes of this Agreement, the term "Environmental Requirements" means all applicable Laws and permits of any federal, Colorado or local Governmental Entity in effect on or during any period prior to the Closing Date relating to the protection of human health or the environment, including: (A) all requirements pertaining to reporting, licensing, permitting, investigation, and remediation of emissions, discharges or releases of Hazardous Materials; and
  (B) all requirements pertaining to the protection of the health of employees or the public.

            (v) For purposes of this Agreement, the term "Environmental Damages" means any and all losses which are incurred at any time as a result of (A) the existence of Hazardous Materials, during the ownership of the Real Property by Seller, upon or beneath the Real Property or migrating or threatening to migrate from the Real Property, or (B) the existence on or prior to Closing of a violation of Environmental Requirements pertaining to the Real Property.

          (p)  Customers and Suppliers.  Except as set forth on
Exhibit 4.1(p), Seller is not involved in any material claim or controversy with any customer or supplier.

          (q) Sufficiency of the Total Assets. The Total Assets constitute all of the properties, assets and rights required for the continued conduct of the Business as presently conducted, except for the owned vehicles listed on Exhibit 4.1(q), software, the computer system in the Rocky Ford, Colorado office, and any other assets used in the Rocky Ford office for general, sales, and administrative purposes in connection with the operation of the Business and any other Excluded Assets. The Hankla, Rancho Colorado and Nepesta properties referred to in Exhibit 1.3(c) have not been used in Valco's Pueblo operations and are not included in the mineral reserve calculation performed by Ted Eyde.

          (r) Political Contributions and Other Payments. Neither Seller nor any other person or entity acting on behalf of Seller has, during the past five years, (i) made any payment to any governmental official or other governmental employee or agent (domestic or foreign) to induce the recipient or the recipient's employer to do business with, grant favorable treatment to or compromise or forego any claim against Seller, or (ii) made any significant payment or conferred any benefit which, under prevailing business practices, Seller considers or reasonably should consider to be improper to promote or retain sales or to help, procure or maintain good relations with suppliers.

          (s) Brokers, Finders and Agents. Seller has not taken any action that would directly or indirectly obligate Seller, Purchaser or anyone else to anyone acting as a broker, finder, financial advisor or in any other similar capacity in connection with this Agreement or the transactions contemplated by this Agreement.

          (t) Certain Transfers. Except as set forth on Exhibit 4.1(t), since May 22, 1996 Seller has not transferred any of the Total Assets (to another operation of Seller, a third party or otherwise) except for sales of inventory in the ordinary course of business consistent with past practice and the transfer of the Owned Tangible Property to Subsidiary, and has conducted the Pueblo operations in the ordinary course of business consistent with past practice.

          (u) Insurance. Up until the effective time of the Closing hereunder, Seller has maintained insurance of the types and amounts and on terms which are customary covering liabilities and losses relating to the Business and the Total Assets.

          (v) Effect of Disclosures. Any matter expressly set forth in any Exhibit in this Agreement will be deemed to apply to any relevant Exhibit attached pursuant to this Article IV, as long as the relevance of such information to such other Exhibit would be reasonably and clearly apparent to a person not intimately familiar with the business, assets and operations of the Seller. The absence of a breach of a representation or warranty (or the expiration of the period for claims under such representation or warranty under Section 7.1) shall not affect a claim for a breach of another representation or warranty or any covenant hereunder.

     4.2 Representations and Warranties of Purchaser. Purchaser represents and warrants to Seller as of the date hereof as follows:

          (a) Corporate Matters. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Purchaser is duly qualified to conduct business as a foreign corporation in each jurisdiction in which its ownership or lease of property or conduct of its business requires such qualification under applicable law.

          (b) Authorization and Effect of Agreement. Purchaser has the requisite corporate power to execute and deliver this Agreement and to perform the transactions contemplated by this Agreement to be performed by Purchaser. The execution and delivery by Purchaser of this Agreement and the performance by Purchaser of the transactions contemplated by this Agreement to be performed by Purchaser have been duly authorized by all necessary action on the part of Purchaser, Purchaser's board of directors and, if applicable, Purchaser's stockholders and holders of Purchaser's indebtedness. This Agreement has been duly executed and delivered by Purchaser and, assuming the due execution and delivery of this Agreement by Seller, constitutes a valid and binding obligation of Purchaser enforceable in accordance with its terms.

          (c) No Conflicts. The execution and delivery of this Agreement by Purchaser does not, and the performance by Purchaser of the transactions contemplated by this Agreement to be performed by it will not, conflict with, or result in any violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligations or to loss of a material benefit under, (i) the articles of incorporation or bylaws of Purchaser, (ii) any Law or judgment, order or award existing or entered into as of the date of this Agreement to which Purchaser is subject, (iii) any contract to which Purchaser is a party, or (iv) any license or permit of Purchaser. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to Purchaser under any applicable Law in connection with the execution and delivery of this Agreement by Purchaser or the performance by Purchaser of the transactions contemplated by this Agreement to be performed by it.

          (d) Brokers, Finders and Agents. Purchaser has not taken any action that would directly or indirectly obligate Seller, Purchaser or anyone else to anyone acting as a broker, finder, financial advisor or in any other similar capacity in connection with this Agreement or the transactions contemplated by this Agreement.

V.  Covenants

     5.1  Further Employee Matters.

          (a) Employee Benefits. Except as set forth below, Seller will retain all liabilities and obligations in respect of all Employees and any future employees of Seller, including liabilities and obligations under any Employee Plan and applicable Laws. Seller shall be responsible for satisfying the requirements of the Consolidated Budget Reconciliation Act of 1985 with respect to Seller's employees terminated in connection with this Agreement and not rehired by Purchaser, if any. Purchaser will cause each Employee and Former Employee whom it employs at or after the Closing to be covered under Purchaser's existing health care plan that is available for Purchaser's employees generally, such coverage to be effective immediately upon the employment of any such person, subject to the provisions of the plan. Purchaser will have no liability or obligation whatsoever under any Employee Plan, nor will Purchaser have any obligation to provide any employee benefits to any Employees or Former Employees, other than as set forth above.

          (b) Future Employment. Purchaser acknowledges that Seller has disclosed to Purchaser the obligation set forth in
Article II, Section 4 of the Agreement with Teamsters Construction Workers Local Union No. 13 and in Article I, Section D of the Agreement with Operating Engineers Local No. 9. Seller shall terminate the employment of all Employees employed in connection with the Business, effective the Closing Date. Purchaser intends to offer employment from and after the Closing to all Employees employed by Seller in connection with the Business, on such terms and conditions as Purchaser may, in its sole discretion, determine.

          (c) Non-Solicitation By Purchaser. Purchaser agrees not to solicit any employees of Seller not listed on Exhibit 5.1(c) or encourage any such employees to leave the employ of Seller for a period of two (2) years from the date of this Agreement without prior written consent of Seller.

          (d) Non-Solicitation By Seller. Seller agrees not to solicit any Employees or Former Employees hired by Purchaser in connection with the Business, or encourage any such employees to leave the employ of Purchaser, for a period of two (2) years from the date of this Agreement without prior written consent of Purchaser.

          (e) Employee Information. Upon written authorization from any Employee employed primarily in connection with the Business, Seller will provide to Purchaser, in a timely manner, any information or documents that Purchaser may reasonably request with respect to any such Employee employed primarily in connection with the Business, which relates directly to such Employee's performance, job duties, compensation and benefits while employed by Seller, including, but not limited to, copies of all personnel files relating to such Employee.

     5.2  Certain Real Estate Matters.

          (a) Title Commitments. At least five (5) days prior to the Closing Date, Seller will deliver to Purchaser title insurance commitments (the "Title Commitments") on each parcel of Real Property issued by the Title Company (as defined in Section 6.1(ii)). Each of the Title Commitments shall contain the Title Company's commitment to provide extended coverage over the standard printed exceptions upon satisfaction by Seller of the Title Company's requirements with respect to providing extended coverage.

          (b) Surveys. Prior to the Closing Date, the Purchaser and the Title Company shall have received such surveys of the Real Property, except for the east parcel of the Mining Properties, as are reasonably required by Purchaser (the "Surveys"). Each of the Surveys shall be prepared by a surveyor, engineer or surveying or engineering firm licensed in the State of Colorado.

          (c) Certain Leases. Seller will continue as Lessor with respect to the leases set forth in Exhibit 4.1(h)(iii); provided, however, that Seller shall terminate any of such leases (other than the lease with the Division of Wildlife-West Lake) as to any portion of the Property covered by such leases within forty-five (45) days after receipt of notice from Purchaser that Purchaser intends to mine on such property (or portion of such property) and that the continued use of the surface of such property (or portion of such property) is not compatible with such mining. Seller shall insure that said leases do not materially interfere with the Business. Upon any transfer of the Property to Purchaser, Seller shall transfer the Property free and clear of such leases.

          (d) Subdivision. The parties acknowledge that the Plants To Be Sold and the Plant Sites are the Concrete Batch Plant located at 201 Lane 26, Pueblo, Colorado (the "Batch Plant") and the Aggregate Crushing and Screening Plant and Batch Plant located at 5475 Hiway 96 West, Pueblo, Colorado (the "Crushing Plant"). Because of the subdivision laws and regulation of Colorado and Pueblo County, neither the property on which the Batch Plant is located (the "Batch Plant Property") nor the property on which the Crushing Plant is located (the "Crushing Plant Property") can be conveyed to Purchaser unless certain additional property located adjacent to the Batch Plant (the "Excess Batch Plant Property") and certain additional property located adjacent to the Crushing Plant (the "Excess Crushing Plant Property") also is conveyed to Purchaser. Accordingly, Seller will convey to Purchaser all of the Batch Plant Property and the Excess Batch Plant Property by a special warranty deed and all of the Crushing Plant Property and the Excess Crushing Plant Property by a second special warranty deed. Promptly after the Closing, Purchaser shall take such actions as are reasonably necessary to subdivide the Batch Plant Property and the Excess Batch Plant Property into a two lot subdivision (the "Batch Plant Subdivision") and the Crushing Plant Property and the Excess Crushing Plant Property into a second two lot subdivision (the "Crushing Plant Subdivision. Upon completion of the Batch Plant Subdivision and the Crushing Plant Subdivision, which Purchaser shall use all reasonable efforts to complete within two (2) years after the Closing Date, Purchaser shall convey the Excess Batch Plant Property and the Excess Crushing Plant Property to Seller by special Warranty Deed and, upon such conveyance, the Excess Batch Plant Property and the Excess Crushing Plant Property shall be added to the property leased to Purchaser under the Lease. The parties acknowledge that the
Batch Plant Property is comprised of approximately       acres,
the Excess Batch Plant Property is comprised of approximately acres, the Crushing Plant Property is comprised of approximately 13 acres, and the Excess Crushing Plan Property is comprised of
approximately        acres.

          (e) Deed of Trust. In order to secure Purchaser's obligation to reconvey the Excess Batch Plant Property and the Excess Crushing Plant Property to Seller, Purchaser shall execute and deliver to Seller at closing a deed of trust, in form and substance acceptable to Purchaser and Seller encumbering the Excess Batch Plant Property and the Excess Crushing Plant Property (the "Deed of Trust"). The Deed of Trust shall provide, among other things, that Seller may exercise its rights under the Deed of Trust only after the Batch Plant Subdivision and the Crushing Plant Subdivision have been completed and Purchaser has refused, after receiving a written request from Seller, to convey the Excess Batch Plant Property and/or the Excess Crushing Plant Property to Seller. Except for the Deed of Trust, Purchaser will not, without Seller's prior written consent, grant, permit or suffer to exist any mortgage lien or similar encumbrance upon the Excess Batch Plant Property or the Excess Crushing Plant Property, except for liens and encumbrances caused by Seller's actions.

          (f) Option to Purchase. Contemporaneously with the execution of this Agreement, Valco Inc. and Purchaser have executed and delivered that certain Option to Purchase Agreement (the "Option Agreement"), a copy of which is attached hereto as
Exhibit 5.2(f). The Option Agreement grants to Valco Inc. the right to purchase the Batch Plant Property and the Crushing Plant Property and the improvements then existing on the Batch Plant Property and the Crushing Plant Property on the terms and subject to the conditions contained in the Option Agreement in the event the Lease is terminated by Seller as a result of a default by Purchaser.

          (g) Water Rights. The bargain and sale deed for Seller's water rights also shall contain a possibility of reverter which will provide that the water rights shall revert to Seller upon the termination of the Lease, except for those water rights attributable to or associated with the Batch Plant Property and/or the Crushing Plant Property; provided, however, that if the Batch Plant Property and the Crushing Plant Property are purchased by Seller pursuant to the Option Agreement, such water rights shall revert to or be conveyed to Seller, but the value of such water rights shall be included in the determination of the fair market value of the Batch Plant Property and the Crushing Plant Property for purposes of the Option Agreement.

     5.3  Certain Tax Matters.

          (a) Any sales, use, transfer, vehicle transfer, stamp, conveyance, value added or other similar Taxes that may be imposed by any Governmental Entity, and all recording or filing fees and notarial fees with respect to the purchase and sale of the Assets, the lease of the Mining Properties or otherwise on account of this Agreement or the transactions contemplated by this Agreement, will be borne by Purchaser (and Purchaser shall indemnify Seller therefrom); provided, however, that Seller shall pay all Taxes that are imposed on the income or gain that Seller realizes as a result of the transactions contemplated by this Agreement. Seller will indemnify Purchaser against any Liability, direct or indirect, for any Taxes (other than Taxes prorated between Seller and Purchaser pursuant to Section 2.2) imposed on Purchaser or on or with respect to any of the Total Assets or the Business that are attributable to any taxable period which ends on or prior to the Closing Date or with respect to the allocable portion of any taxable period that includes but does not end on the Closing Date.

          (b) Seller will cause to be included in its income Tax returns for all periods or portions thereof ending on or before the Closing Date, all revenue and expense relating to the operations of the Business during such periods or portions thereof. Seller will prepare and timely file or cause to be prepared and timely filed all such Tax returns with the appropriate Governmental Entities. Seller will make all payments of Tax shown to be due and owing in such Tax returns.

          (c) Seller and Purchaser will (i) each provide the other with such assistance as may reasonably be requested by any of them in connection with the preparation of any tax return to the extent such tax return relates to the allocation of the Purchase Price to the Assets (including related depreciation and amortization), audit or other examination by any taxing authority or judicial or administrative proceedings relating to liability for Taxes, (ii) each retain and provide the other with any records or other information that may be relevant to such tax return, audit or examination, proceeding or determination, and
(iii) each provide the other with any final determination of any such audit or examination, proceeding or determination that affects any amount required to be shown on any such tax return of the other for any period. In addition, Seller will retain until the applicable statutes of limitations (including any extensions) have expired copies of all such tax returns, supporting work schedules, and other records or information that may be relevant to such tax returns for all tax periods or portions thereof ending on or before or which include the Closing Date and will not destroy or otherwise dispose of any such records (to the extent they relate to such matters) without first providing Purchaser with notice and a reasonable opportunity to review and copy the same.

     5.4 Transition Assistance. Seller shall provide Purchaser with such assistance as may reasonably be requested by Purchaser to implement and effectuate the terms hereof and the transfer of the Business contemplated hereby including assistance to accomplish the transfer of the Licenses to Purchaser on the same terms and conditions currently in effect. Purchaser will reimburse Seller for any reasonable out-of-pocket costs incurred by Seller in connection with the foregoing.

     5.5 MLRD Bond. Promptly after the Closing, Purchaser will take all necessary steps to replace each of the bonds described in Exhibit 5.5 (the "Bonds"), to cause Seller to be released from all liability on the Bonds, and in any event to cause such replacement and release to occur not later than September 19, 1997. Until the Bonds are so replaced and Seller is so released, Purchaser will pay Seller, in advance on the first day of each month, the sum of $225 and will indemnify Seller from any liability arising under the Bonds after the Closing Date as a result of the actions of Purchaser.

VI.  The Closing

     6.1  The Closing.

          (a) The parties shall consummate the transactions contemplated hereby ("Closing") on October 21, 1996 ("Closing Date") as follows: The parties will execute and deliver this Agreement, the Lease and the closing documents contemplated hereby on October 21, 1996; provided, however, that the purchase price adjustments for Accounts Receivable and Inventory as provided in Section 2.1 shall be made as of the close of business on October 20, 1996 and the delivery of the balance of the Purchase Price shall occur on October __, 1996 as provided in subsection (c) below (so that the parties may determine and effectuate the adjusted Purchase Price on October __ and __, 1996 as contemplated by Article II above).

          (b) Seller will deliver to Purchaser, at the expense of Seller, the following (collectively, "Seller's Closing
Documents"):

            (i) Opinion of Counsel. The opinion of Seller's counsel, dated as of the Closing Date and addressed to Purchaser, in substantially the form of Exhibit 6.1(b)(i).

            (ii) Title Insurance. Owner's and Lessee's Policies of Title Insurance for each item of the Plants To Be Sold, the Plant Sites and the Mining Properties, respectively, each of which policies (the "Title Policies") will (A) be issued by Transnation Title Insurance Company (the "Title Company") without any exceptions, other than the Permitted Liens and such exceptions as are acceptable to Purchaser (the "Permitted Exceptions"), (B) be in the amount of the market value for that property as reasonably determined by Purchaser, (C) name Purchaser as the insured owner or lessee of such property or interest, and (D) insure that, as of the Closing Date, (1) in the case of each of the Plants To Be Sold and the Plant Sites, Purchaser is the owner of good and marketable title in fee simple to such property or interest subject only to the Permitted Exceptions that affect such Plants To Be Sold and the Plant Sites, and (2) in the case of each item of the Mining Properties, Purchaser is the owner of a good and indefeasible leasehold estate (with reasonable specificity as to the lease or other agreement creating such leasehold estate) in and to such property or interest, subject only to the Permitted Exceptions that affect such Mining Properties. Each of the Title Policies shall contain such endorsements as Purchaser shall reasonably request.

            (iii) Lease. With respect to the Mining Properties, a Lease, in the form of Exhibit 1.2B, duly executed by Seller as lessor.

            (iv) Transfer Documents. A special warranty deed to the Batch Plant Property, the Excess Batch Plant Property, the Crushing Plant Property and the Excess Crushing Plant Property, a Bill of Sale and Assignment for the Inventory, Contracts, Licenses, Accounts Receivable, a bargain and sale deed for the water rights as described in Section 1.1(g), an assignment of the water rights lease with the municipality of Pueblo, Colorado and a copy of the assignment or bill of sale from Seller to Subsidiary of the Owned Tangible Property.

            (v)  FIRPTA Affidavits.  Affidavits pursuant to
  Section 1445(b)(2) of the Code in substantially the form of
  Exhibit 6.1(b)(vi), duly executed by Seller.

            (vi) Receipts. Such receipts, duly executed by Seller, as Purchaser may reasonably request.

            (vii)  Noncompetition Agreement.  Seller and Thomas
  E. Brubaker shall each have entered a Noncompetition and Non-Disclosure Agreement, in substantially the form of Exhibit
  6.1(b)(viii), with Purchaser.

            (viii) Tax Release. Such consents, releases and approvals from the Colorado Department of Revenue or other taxing authority sufficient to release Purchaser from any Colorado, state or local, Tax obligation of Seller that arose prior to the Closing.

            (ix) Subsidiary Assignments. Assignments (executed by Seller and Thomas E. Brubaker) of the entire interest in Subsidiary.

          (c) Purchaser will deliver to Seller, at the expense of Purchaser, the following (collectively, "Purchaser's Closing
Documents"):

            (i) Payment of Purchase Price. An amount equal to the Purchase Price by wire transfer as follows: (i) for the transfer of funds on October 21, 1996 in the amount $5,000,000, subject to the adjustments provided in Article II and on
  Exhibit 2.1, and (ii) the balance of the Purchase Price by wire transfer on October __, 1996 (reflecting the adjusted Purchase Price, i.e., the Inventory and Accounts Receivable adjustments).

            (ii) Lease. With respect to the Mining Properties, a Lease, in the form of Exhibit 1.2B, duly executed by Purchaser, as lessee.

("Purchaser's Closing Documents" and "Seller's Closing Documents" individually referred to as "Closing Document", collectively, "Closing Documents").

VII.  Survival and Indemnification

     7.1 Survival of Representations, Warranties and Covenants. The representations and warranties contained in Sections 4.1(n), "Taxes" and 4.1(o), "Environmental Matters" will survive the Closing Date and will remain operative and in full force and effect until the expiration of the applicable statute of limitations (giving effect to any tolling, waiver or extension thereof). The representations and warranties contained in
Section 4.1(a), "Corporate Matters," Section 4.1(b) "Authorization and Effect of Agreement," Section 4.1(c), "No Restrictions Against Sale of the Assets," Section 4.1(e), "Compliance with Laws," Sections 4.1(g)(i) and (iii), "Tangible Personal Property; Assets," Sections 4.1(h)(ii)-(v), (vii),
(viii), (ix) and (xii) "Real Property," and the several covenants of the parties contained in this Agreement (or in any document delivered in connection with it) will remain operative and in full force and effect without any time limitation, except as any such covenant will be limited in duration by the express terms of this Agreement. All other representations and warranties in this Agreement will remain operative and in full force and effect for a period of one year after the Closing Date. The representations and warranties will not be affected or reduced as a result of any investigation or knowledge of Purchaser; provided, however, that prior to the Closing Purchaser shall notify Seller in writing to the extent James Gidwitz, Joseph J. Sum, Mark S. Nichter, Nancy O'Connell, Bud Herskind or Bill Lehmpuhl has actual knowledge that Seller is in breach of any representation or warranty of Seller contained in this Agreement; and the failure of Purchaser to give Seller such notice shall constitute a waiver by Purchaser of any such breach by Seller.

     7.2 Indemnification by Purchaser. From and after the Closing, Purchaser will indemnify, defend and hold Seller, its Affiliates, and their respective directors, officers, representatives, employees and agents harmless from and against, and compensate and pay Seller for, any and all claims, actions, suits, demands, assessments, judgments, losses, liabilities, damages, costs and expenses (including interest, penalties, attorneys' fees, accounting fees and investigation costs) (collectively, "Liabilities") whether direct or indirect and whether or not involving a Third Party Claim (as defined below) resulting or arising from, relating to or incurred in connection with: (a) any failure of Purchaser to pay, perform and discharge any of the Assumed Liabilities, (b) any breach of any representation or warranty of Purchaser contained in this Agreement or in any other document delivered by Purchaser in connection with it, or (c) any breach of any covenant of Purchaser contained in this Agreement or in any other document delivered by Purchaser in connection with it.

     7.3 Indemnification by Seller. From and after the Closing, Seller will indemnify, defend and hold Purchaser, its Affiliates, and their respective directors, officers, representatives, employees and agents harmless from and against, and compensate and pay Purchaser for, any and all Liabilities whether direct or indirect and whether or not involving a Third Party Claim resulting or arising from, relating to or incurred in connection with: (a) any failure of Seller to pay, perform and discharge any of the Retained Liabilities, (b) any breach of any representation or warranty of Seller contained in this Agreement or in any other document delivered by Seller in connection with it, (c) any breach of any covenant of Seller contained in this Agreement or in any other document delivered by Seller in connection with it,
(d) any failure to comply with the laws of any jurisdiction relating to bulk transfers which may be applicable in connection with the transactions contemplated by this Agreement, (e) the business of Seller (including the Business) transacted prior to the Closing Date, (f) any pre-closing use of any Total Asset, (g) liabilities relating to environmental matters arising from the activities of Seller or as to which Seller had knowledge at or before the Closing, or (h) products manufactured or sold or work performed by Seller prior to the Closing Date.

     7.4  Notice of Claim; Right to Participate in and Defend
Third Party Claim.

          (a) If any indemnified party receives notice of the assertion of any claim, the commencement of any suit, action or proceeding, or the imposition of any penalty or assessment by a third party in respect of which indemnity may be sought under this Agreement (a "Third Party Claim"), and the indemnified party intends to seek indemnity under this Agreement, then the indemnified party will promptly provide the indemnifying party with prompt written notice of such Third Party Claim, but in any event not later than 30 calendar days after receipt of such notice of Third Party Claim. The failure by an indemnified party to notify an indemnifying party of a Third Party Claim will not relieve the indemnifying party of any indemnification responsibility under this Article VII, except to the extent, if any, that such failure prejudices the ability of the indemnifying party to defend such Third Party Claim.

          (b) The indemnifying party will have the right to control the defense, compromise or settlement of a Third Party Claim with its own counsel (reasonably satisfactory to the indemnified party) if the indemnifying party delivers written notice to the indemnified party within seven days following the indemnifying party's receipt of notice of a Third Party Claim from the indemnified party which either acknowledges its obligations to indemnify the indemnified party with respect to such Third Party Claim in accordance with this Article VII or unqualifiedly assumes the obligation to defend any Third Party Claim, provided, however, that the indemnifying party will not enter into any settlement of any Third Party Claim which would impose or create any obligation or any financial or other liability on the part of the indemnified party if such liability or obligation (i) requires more than the payment of a liquidated sum or (ii) is not covered by the indemnification provided to the indemnified party under this Agreement. In its defense, compromise or settlement of any Third Party Claim, the indemnifying party will timely provide the indemnified party with such information with respect to such defense, compromise or settlement as the indemnified party may request, and will not assume any position or take any action that would impose an obligation of any kind on, or restrict the actions of, the indemnified party. The indemnified party will be entitled (at the indemnified party's expense) to participate in, but not control, the defense by the indemnifying party of any Third Party Claim with its own counsel.

          (c) In the event that the indemnifying party does not undertake the defense, compromise or settlement of a Third Party Claim in accordance with subsection (b) of this Section 7.4, the indemnified party will have the right to control the defense or settlement of such Third Party Claim with counsel of its choosing; provided, however, that the indemnified party will not settle or compromise any Third Party Claim without the indemnifying party's prior written consent (which consent shall not be unreasonably withheld), unless the terms of such settlement or compromise release the indemnified party or the indemnifying party from any and all liability with respect to the Third Party Claim. The indemnifying party will be entitled (at the indemnifying party's expense) to participate in the defense of any Third Party Claim with its own counsel.

          (d)  The indemnified party will assert any
indemnifiable claim under this Agreement that is not a Third Party Claim by promptly delivering notice of such claim to the indemnifying party. If the indemnifying party does not respond to such notice within 60 days after its receipt, it will have no further right to contest the validity of such claim.

     7.5 Basket and Deductible. No indemnified party will be entitled to indemnification from an indemnifying party under Sections 7.2(b) or 7.3(b) for a breach of a representation or warranty unless and until the aggregate amount of Liabilities with respect to which such indemnified party and its Affiliates, and their respective directors, officers, representatives, employees and agents, would otherwise be entitled to assert under
Section 7.2(b) or 7.3(b), whichever is applicable, exceeds $100,000 (the "Basket Amount"). When the aggregate amount of Liabilities exceed the Basket Amount, the indemnified party will be entitled to indemnification for all Liabilities, including those within the Basket Amount.

     7.6  Intentionally Omitted.

     7.7 Limitations. In no event shall any indemnifying party be liable under this Agreement for breaches of representations or warranties which, individually or in the aggregate, exceed the Purchase Price; the remedies set forth in this Article VII constitute the exclusive remedy by either party for breach of contract with respect to this Agreement by the other party, absent fraud; provided, however, that nothing in this Agreement shall exculpate the Seller or Purchaser from any liability either of them may have to the other or to any other person or entity under the Lease, any other agreement or any state or federal law arising independently from this Agreement (e.g., a statutory right to seek contribution under an environmental law).

VIII.  Miscellaneous Provisions

     8.1 Notices. All notices and other communications required or permitted under this Agreement will be in writing and, unless otherwise provided in this Agreement, will be deemed to have been duly given when delivered in person or when dispatched by telegram or electronic facsimile transfer (confirmed in writing by mail simultaneously dispatched) or one business day after having been dispatched by a nationally recognized overnight courier service to the appropriate party at the address specified below.

          (a)  If to Purchaser or the lessee under the Lease to:

               Continental Materials Corporation
               225 West Wacker Drive
               Chicago, IL 60606-1229
               Facsimile No.: 312/541-8089
               Telephone No.: 312/541-7222
               Attention: Chief Financial Officer

               with a copy to:

               Jerry J. Burgdoerfer, Esq.
               Donald S. Horvath, Esq.
               Jenner & Block
               One IBM Plaza
               Chicago, Illinois 60611
               Facsimile No.: (312) 527-0484
               Telephone No.: (312) 222-9350

          (b)  If to Seller, to:

               Valco Inc.
               P.O. Box 550
               200 South 17th Street
               Rocky Ford, Colorado 81087
               Facsimile No.: (719) 254-7468
               Telephone No.: (719) 254-7464
               Attention: Thomas E. Brubaker

               with a copy to:

               James F. Wood, Esq.
               Sherman & Howard L.L.C.
               633 17th Street, Suite 3000
               Denver, Colorado 80202
               Facsimile No.: (303) 298-0940
               Telephone No.: (303) 297-2900

or to such other address or addresses as any such party may from time to time designate as to itself by like notice.

     8.2 Expenses. Except as otherwise expressly provided in this Agreement, Seller and Purchaser each will pay any expenses incurred by it incident to this Agreement and in preparing to consummate and consummating the transactions provided for in it.

     8.3 Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and assigns, but will not be assignable or delegatable by any party without the prior written consent of the other party; provided, however, that nothing in this Agreement is intended to limit Purchaser's ability to (a) assign the Lease as provided therein, or (b) transfer any of the Total Assets following the Closing Date.

     8.4 Waiver. Either Purchaser or Seller by written notice to the other may (a) extend the time for performance of any of the obligations or other actions of the other under this Agreement, (b) waive any inaccuracies in the representations or warranties of the other contained in this Agreement or in any Closing Document, (c) waive compliance with any of the conditions or covenants of the other contained in this Agreement, or (d) waive performance of any of the obligations of the other under this Agreement. Except as provided in the immediately preceding sentence, no action taken pursuant to this Agreement will be deemed to constitute a waiver of compliance with any representations, warranties or covenants contained in this Agreement and will not operate or be construed as a waiver of any subsequent breach, whether of a similar or dissimilar nature.

     8.5 Entire Agreement. This Agreement (including the Exhibits) supersedes any other agreement, whether written or oral, that may have been made or entered into by any party to this Agreement or any of their respective Affiliates (or by any director, officer or representative thereof) relating to the matters contemplated by this Agreement. This Agreement (including the Exhibits and documents contemplated hereby) constitutes the entire agreement by and among the parties to this Agreement and there are no agreements or commitments by or among such parties or their Affiliates except as expressly set forth in this Agreement.

     8.6 Amendments, Supplements, Etc.. This Agreement may be amended or supplemented at any time by additional written agreements as may mutually be determined by Purchaser and Seller to be necessary, desirable or expedient to further the purposes of this Agreement, or to clarify the intention of the parties to this Agreement.

     8.7 Rights of the Parties. Except as provided in Article VII or in Section 8.3, nothing expressed or implied in this Agreement is intended or will be construed to confer upon or give any person or entity other than the parties to this Agreement any rights or remedies under or by reason of this Agreement or any transaction contemplated by this Agreement.

     8.8 Further Assurances. From time to time, as and when requested by any party to this Agreement, the other party will execute and deliver, or cause to be executed or delivered, all such documents and instruments as may be reasonably necessary to consummate and fully effectuate the transactions contemplated by this Agreement.

     8.9 Bulk Sales. In consideration of the indemnity provided by Seller under Section 7.3(d) of this Agreement, Purchaser waives compliance by Seller with the provisions of the so-called bulk sales law of any jurisdiction.

     8.10 Transfers. Purchaser and Seller will cooperate and take such action as may be reasonably requested by the other in order to effect an orderly Transfer and lease of the Total Assets and the Business with a minimum of disruption to the operations of the Business.

     8.11 Applicable Law; Jurisdiction. This Agreement and the legal relations among the parties to this Agreement will be governed by and construed in accordance with the substantive laws of the State of Colorado, without giving effect to the principles of conflict of laws thereof.

     8.12 Titles and Headings. Titles and headings to Sections in this Agreement are inserted for convenience of reference only, and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

     8.13 Passage of Title and Risk of Loss. Legal title, equitable title and risk of loss with respect to the Assets will not pass to Purchaser until such Assets are Transferred or leased at the Closing, which transfer, once it has occurred, will be deemed effective for tax, accounting and other computational purposes as of the close of business (Mountain Time) on the Closing Date.

     8.14  Certain Interpretive Matters and Definitions.

          (a) Unless the context otherwise requires, (i) all references to Sections, Articles and Exhibits are to Section, Articles or Exhibits of or to this Agreement, (ii) each term defined in this Agreement has the meaning assigned to it, (iii) each accounting term not otherwise defined in this Agreement has the meaning assigned to it in accordance with GAAP, (iv) "or" is disjunctive but not necessarily exclusive, (v) words in the singular include the plural and vice versa, (vi) the terms "Subsidiary" and "Affiliate" have the meanings given to those terms in Rule 12b-2 of Regulation 12B under the Securities Exchange Act of 1934, as amended, (vii) the phrase "liabilities and obligations" means all such matters of any nature, whether fixed or contingent, known or unknown, or arising under Contract, law, equity, or otherwise, (viii) the word "including" and similar terms following any statement will not be construed to limit the statement to the matters listed after such word or term, whether or not a phrase of nonlimitation such as "without limitation" is used; and (ix) any matter disclosed in any Exhibit of or to this Agreement by Seller will be deemed also to have been included in any other Exhibit of or to this Agreement to the extent such information or matter is pertinent to such other Exhibit. All references to "$" or dollar amounts will be to lawful currency of the United States of America.

          (b) No provision of this Agreement will be interpreted in favor of, or against, any of the parties to this Agreement by reason of the extent to which any such party or its counsel participated in the drafting or by reason of the extent to which any such provision is inconsistent with any prior draft.

          (c) As to any matter represented in this Agreement as being within Seller's knowledge, to the best of Seller's knowledge, to the knowledge or best knowledge of Seller or any equivalent limitation, such knowledge shall be deemed to exist only if the matter is within the actual knowledge of any officer, director or shareholder of Seller or Tom Brubaker, Reid Jones, Mark Klune, Bill Pope or Richard Hervatin, after reasonable inquiry of the employees of Seller who have within their job responsibilities the duty to monitor such matter.

     8.15 Execution in Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same agreement.

     8.16 Remedies Not Exclusive. Subject to Section 7.7, no remedy conferred by any of the specific provisions of this Agreement is intended to be exclusive of any other remedy and each remedy will be cumulative and will be in addition to every other remedy given under this Agreement or hereafter existing at law or in equity or by statute or otherwise. The election of any one or more remedies will not constitute a waiver of the right to pursue other available remedies.

     The parties to this Agreement have executed this agreement the day and year first above written.

VALCO PROPERTIES, LTD.             VALCO INC.


By:_____________________      By:_________________________
     Name:                         Name:
     Title:                        Title:


                              CONTINENTAL MATERIALS CORPORATION


                              By:_________________________
                                   Name:
                                   Title: